Exhibit 24(b)(4.41):  Endorsement E-GMIRCORP-16 to Contracts G-CDA-HF, GIH-CDA-HB, G-CDA-HD and GIP-CDA-HB

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

The Contract, which includes any riders, endorsements, and other attachments to the Contract, is hereby endorsed as of the Effective Date of this Endorsement.  To the extent there is a conflict between the provisions of this Endorsement and the Contract, the provisions of this Endorsement shall control.  Any capitalized terms not defined in this Endorsement but defined in the Contract shall have the meaning given to them in the Contract.  Where used in this Endorsement, the term Contract shall mean a Contract and a Certificate, as applicable.

1.	Definitions

To the extent the contract being endorsed refers to "General Account" rather than "Fixed Account", any reference to "Fixed Account" in this Endorsement means "General Account" as well.

Any reference to "Contributions" in this Endorsement means "Purchase Payments" and "Deposits" for those contracts being endorsed that use such terminology.

2.	[Fixed Account A]

An additional fixed account, hereinafter referred to as "[Fixed Account A]", is added to the Contract.

The [Fixed Account A] is an obligation of the Company's General Account.

The minimum guaranteed interest rate applicable to the [Fixed Account A] is [0% - 1%].  We guarantee that interest will be credited to the [Fixed Account A] at an annual effective yield that is at least equal to the minimum guaranteed interest rate applicable to the [Fixed Account A].

The interest rate to be credited to the amounts allocated to the [Fixed Account A] may be changed at any time, except that any interest rate to be credited following a rate change initiated solely by the Company will be guaranteed to remain in effect until the last day of the three month period measured from the first day of the month such change was made.

The [Fixed Account A] is included in the definition of Current Value or Contract Reserve, as the case may be, and Fund(s), if applicable.

3.	Additional Services

The Company and the Contract Holder may agree in writing to have additional services provided to the Plan by the Company, its licensed representatives, or other service providers under a separate administrative services agreement. If such additional services are applicable, the cost of such additional services may be assessed against the [Fixed Account A] to the same extent they may be assessed against the Fixed Account.

4.	Notices

The annual notice required to be provided to the Contract Holder and the Participants, as applicable, will include the value of any amounts held in the [Fixed Account A].

5.	Experience Credits

Experience credits, if any, may apply to the [Fixed Account A] to the same extent they may apply to the Fixed Account.

6.	Split-Funded Plans

The Company's right to credit a lower rate of interest to the Fixed Account for Split-Funded Plans, if any, applies to the [Fixed Account A] as well.

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7.	Surrender Charges

Surrender Charges, Surrender Fees or Transferred Asset Benefit ("TAB") Recovery Charges, as applicable, apply to the [Fixed Account A] to the same extent they apply to the Fixed Account.

8.	Allocations/Contributions

The Fixed Account is closed to any type of allocations or Contributions, regardless of whether recurring, non-recurring, transfers, rollovers, reallocations, loan repayments, or otherwise, or referred to as investments or re-investments, and therefore such allocations or Contributions will be automatically re-directed to the [Fixed Account A].

Allocations or Contributions to the [Fixed Account A] are permitted to the same extent allocations or Contributions to the Fixed Account were permitted prior to the Effective Date of this Endorsement.  Any reference to allocations or Contributions to the Fixed Account shall mean allocations or Contributions to the [Fixed Account A].

Allocations on a systematic or recurring basis, if available, to or from the [Fixed Account A] are prohibited to the same extent they were prohibited to or from the Fixed Account prior to the Effective Date of this Endorsement.  The Company has the right to permit such allocations from the Fixed Account.

9.	Transfers

Except as otherwise set forth herein, transfers to or from the [Fixed Account A] are permitted to the same extent transfers to or from the Fixed Account were permitted prior to the Effective Date of this Endorsement.

Transfers are no longer permitted to the Fixed Account.  Any reference to transfers to the Fixed Account shall mean transfers to the [Fixed Account A].  Any limitations or restrictions imposed on transfers to the Fixed Account prior to the Effective Date of this Endorsement shall apply to the [Fixed Account A].  The Company has the right, however, to impose different restrictions or waive any such restrictions altogether on the [Fixed Account A].

Except as provided below, any surrender and transfer limit restrictions imposed on the Fixed Account apply to the [Fixed Account A] as well.  The Company has the right, however, to impose different restrictions or waive any such restrictions altogether on either the Fixed Account, [Fixed Account A], or both.

If the percentage limitation or surrender limit option, as the case may be, is in effect, the terms of the percentage limitation apply to both the Fixed Account and [Fixed Account A].  The Company has the right, however, to impose different percentages or waive any such percentages altogether on either the Fixed Account, [Fixed Account A], or both.

If the Equity Wash Option is in effect, the terms of the Equity Wash Option provision apply to the [Fixed Account A] to the same extent they apply to the Fixed Account.  The Company has the right, however, to impose different restrictions or waive any such restrictions altogether on the Fixed Account.

Unless we agree otherwise, any request for transfers from fixed account assets will be transferred first from the Fixed Account until no amounts remain in the Fixed Account, and then from the [Fixed Account A].

Notwithstanding any terms to the contrary, transfers from the Fixed Account to the [Fixed Account A] are allowed at any time without restriction.

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10.	Withdrawals

Except as otherwise provided herein, benefit payments, withdrawals, Surrenders, partial Surrenders, and any loans from the [Fixed Account A] are permitted to the same extent they were permitted from the Fixed Account prior to the Effective Date of this Endorsement.

Benefit payments, withdrawals, Surrenders, partial Surrenders, and any loans shall continue to be on a pro rata basis.  In addition, the Contract Holder or Participant, as applicable, shall continue to have the right to specify a particular order in which investment options will be liquidated in order to satisfy a partial Surrender request.  Any request, however, for benefit payments, withdrawals, Surrenders, partial Surrenders, transfers, or any loans from fixed account assets, regardless of whether to be withdrawn on a pro rata basis or as specified by the Contract Holder or Participant, as applicable, shall be withdrawn first from the Fixed Account until no amounts remain in the Fixed Account, and then from the [Fixed Account A].

11.	Market Value Adjustment

Application of the Market Value Adjustment ("MVA"), if any, applies to the [Fixed Account A] to the same extent it applies to the Fixed Account. Subject to the Change of Contract provision, the MVA formula applicable to the [Fixed Account A] is calculated as follows:

MVA = Minimum	[	P1 + P2 + ... + Pn ,1 n	]

Where:	n

equals the number of months, truncated to the nearest whole number, defined as adjacent 30 day periods ending with the end of the month prior to  the Valuation Date (for market value adjustment purposes) of Surrender, between the Valuation Date of Surrender and the date of the first Contribution or transfer to the [Fixed Account A], not to exceed [120].

Pt	equals (1 + mt)(1 + mt+1) … (1 + mn)

mt	is the monthly price return for month t of the weighted average of certain [Barclays Fixed Income Indices] as defined below (if unavailable a similar service will be utilized).
t = 1	represents the 30 day period which is n periods prior to the Valuation Date of Surrender, and
t = 2	represents the 30 day period which is n-1 periods prior to the Valuation Date of Surrender, and
t = n	represents the 30 day period ending the end of the month immediately prior to the Valuation Date of Surrender.

Customized Index Composition

Index	Customized Index Percentage

[Barclays US Corporate Investment Grade Index Barclays US Mortgage Backed Securities Index Barclays CMBS: ERISA Eligible Index Barclays Asset Backed Securities Index]	[50% 20% 25% 5%]

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12.	Aggregation of Contracts

If applicable, any reference to an aggregation of Contracts that applies to the Fixed Account will also apply to the [Fixed Account A].

13.	Guaranteed Accumulation Account ("GAA")

The provisions of the Contract regarding the Guaranteed Accumulation Account ("GAA"), if applicable, are modified as follows:

The Company may stop accepting allocations or Contributions to the Terms of the GAA at any time upon 30 days' written notice to the Contract Holder. The discontinuance of the Terms of the GAA for new allocations shall apply to both new and in force Participants, unless the notice specifies otherwise. Unless we receive alternative allocation instructions, amounts directed to, or to be reinvested in, the Terms of the GAA after the date on which allocations are no longer accepted will be automatically allocated among the Subaccounts of the Separate Account and the [Fixed Account A] according to the most recent allocation instructions we have on file. If the most recent allocation instructions we have on file do not include any available Subaccounts or the [Fixed Account A], we must be provided with alternative allocation instructions.

14.	Guaranteed Interest Rates- GAA

The Guaranteed Interest Rates provision for GAA in the Contract, if applicable, is hereby deleted and replaced with the following:

We will declare all interest rate(s) applicable to a specific Term prior to the start of the Deposit Period for that Term. The rate(s) are guaranteed by us for that Deposit Period and the ensuing Term and are not based on the actual investment experience of the underlying assets in the GAA. The Guaranteed Interest Rates are annual effective yields. The interest is credited at a rate that will produce the guaranteed annual effective yield over the period of a year.

15.	Nonwaiver

Failure by the Company to exercise a right or reservation specified in the Contract or this endorsement, as applicable, shall not constitute a waiver of such right or such reservation at any subsequent time.

Effective Date

The effective date of this endorsement shall be the later of (1) the date this endorsement is accepted by a Contract Holder with an existing contract, or (2) the effective date of a newly issued Contract that contains this endorsement.

[

/s/Charles P. Nelson
President] Voya Retirement Insurance and Annuity Company

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